UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	May 19, 2011
(Date of earliest event reported)	May 17, 2011

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 17, 2011, ONEOK, Inc. (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Barclays Capital (“Barclays”).  The ASR Agreement is the initial part of the Company’s three-year stock repurchase program to buy up to $750 million of its common stock that was authorized and announced by the Company’s Board of Directors on October 21, 2010.  Under the ASR Agreement, the Company agreed to repurchase $300 million of the Company’s common stock from Barclays.

On May 18, 2011, the Company made to Barclays a $300 million payment and received from Barclays approximately 3.7 million shares of the Company’s common stock.  The specific number of shares that the Company ultimately will repurchase under the ASR Agreement will be based generally on the volume weighted average price per share of the Company’s common stock during the repurchase period, subject to other adjustments pursuant to the terms and conditions of the ASR Agreement.  At settlement, under certain circumstances, Barclays may be required to deliver additional shares of the Company’s common stock to the Company, or, under certain circumstances, the Company may be required to deliver shares of the Company’s common stock or may elect to make a cash payment to Barclays.

Item 7.01	Regulation FD Disclosure
On May 17, 2011, the Company announced the ASR Agreement with Barclays. A copy of the news release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 News release issued by ONEOK, Inc. dated May 17, 2011.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	May 19, 2011	By:	/s/ Robert F. Martinovich Robert F. Martinovich
Senior Vice President, Chief Financial Officer and Treasurer

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